EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES EXTENSION OF GROUND LEASE AT HILTON LA JOLLA TORREY PINES

DALLAS, June 19, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) ("Ashford Prime" or the "Company") announced today that it has reached an agreement for an extension of the ground lease at the Hilton La Jolla Torrey Pines hotel (the “Hotel”).
The four-star, 394-room Hotel sits on 11.38 acres owned by the City of San Diego. Located adjacent to the legendary Torrey Pines Golf Course and the Torrey Pines State Preserve, the first-class amenities and dramatic views of the Pacific Ocean make the Hotel one of the premier resorts in the San Diego area.
The Hotel is owned in a joint venture between subsidiaries of Ashford Prime and Park Hotels & Resorts, Inc. (NYSE: PK) with Ashford Prime holding a 75% interest in the joint venture. The lease, which currently expires in 2043, will be extended by 24 years and will now expire in 2067. Through this agreement, the Company was also able to secure options to further extend the ground lease by either 10 or 20 additional years depending on the amount of capital expenditures invested in the Hotel during the term.
“This has been a complex transaction that has taken us some time, but we were finally able to reach mutually acceptable terms with the City of San Diego and are pleased to make a longer-term commitment to the Hotel and the City. In addition to adding significant term to the current lease, this agreement also provides a significant extension opportunity should we invest in the property at similar levels as we have historically,” said Richard J. Stockton, Ashford Prime’s President and Chief Executive Officer. “This extension is yet another example of our team’s ability to execute on strategic opportunities to create additional value in our assets.”
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts. Park Hotels & Resorts Inc. is a publicly traded lodging real estate investment trust with a diverse portfolio of market-leading hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: timing of closing of the transaction and satisfaction of conditions to closing, general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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